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                                                                    EXHIBIT 23.2

              INDEPENDENT AUDITORS' CONSENT AND REPORT ON SCHEDULE

     We consent to the use in this Registration Statement of Speedway Motorsports, Inc. on Form S-3 of our reports on Speedway Motorsports, Inc. and Subsidiaries and on Bristol Motor Speedway, Inc., both of which are dated March 1, 1996, appearing in the Prospectus, which is part of this Registration Statement, and to the reference to us under the headings "Selected Financial Data" and "Experts" in such Prospectus. We also consent to the incorporation by reference in this Registration Statement of our report dated March 1, 1996 appearing in the Annual Report on Form 10-K of Speedway Motorsports, Inc. for the year ended December 31, 1995, and to the incorporation by reference of our report dated March 1, 1996 on Bristol Motor Speedway, Inc. for the year ended December 31, 1995 appearing in Form 8-K/A of Speedway Motorsports, Inc. dated March 1, 1996.

     Our audits of the consolidated financial statements referred to in our aforementioned report on Speedway Motorsports, Inc. and Subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to significant tax adjustments proposed by the Internal Revenue Service for additional income taxes and penalties, plus interest, at Atlanta Motor Speedway, Inc.) also included the financial statement schedule of Speedway Motorsports, Inc. and Subsidiaries required by Regulation S-X. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the consolidated basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

DELOITTE & TOUCHE LLP
Charlotte, North Carolina
October 4, 1996